PRESS RELEASE

Juniata Valley Financial Corp. Announces 7.4% Increase in Annual Earnings per Share for 2008 and
Declares Quarterly Dividend

Mifflintown, PA –January 21, 2009— Francis J. Evanitsky, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced operating results for the fourth quarter of 2008 and for the year ended December 31.

Diluted earnings per share for the year ended December 31, 2008 were $1.31, an increase of 7.4% as compared to the year ended December 31, 2007. Net income for the year ended December 31, 2008 was $5,724,000, a 5.3% increase over 2007. Total assets at the end of 2008 were $428.1 million, 1.9% higher than at year-end 2007.

Net income for the fourth quarter of 2008 was $1,474,000, an increase of $52,000, or 3.7%, compared to the fourth quarter of 2007. Diluted earnings per share increased from $0.32 to $0.34, a 6.3% increase over the 2007 quarter.

Mr. Evanitsky commented that, “Through consistently solid performance results, we are proving again to our customers and shareholders our stability and soundness. We have an unwavering commitment to our community, supporting our neighbors and providing trusted financial services to businesses and individuals in our home area – the Juniata Valley”.

Net interest income was approximately $16.2 million for the full year in 2008 as compared to $15.7 million in 2007. The net interest margin on a fully tax-equivalent basis increased 17 basis points, from 4.17% to 4.34%, when comparing the two years. Average loans outstanding were 2.3% higher in 2008 than in 2007 and the cost to fund earning assets dropped by 53 basis points, contributing significantly to the increase in net interest income and the net interest margin. The loan loss provision of $421,000 in 2008 is reflective of loan growth and an increased ratio of non-performing loans to total loans outstanding. On December 31, 2008, the percentage of non-performing loans to total loans was 0.6% as compared to 0.3% at the prior year end. Net charge-offs in 2008 improved to 0.04% of average loans outstanding as compared to 0.12% in 2007.

An other-than-temporary securities impairment charge of $161,000 was recorded in the fourth quarter, bringing the total securities impairment charge to $554,000 in 2008, as compared to $33,000 in 2007. The charges in both years relate to equity positions in stocks of financial services corporations. During 2008, $33,000 was recorded as gain on the sale of the security for which the impairment charge was taken in 2007. Proceeds from a bank-owned life insurance policy and from the sale of property added $179,000 and $58,000, respectively, to non-interest income in 2008. Other non-interest income in total increased by $104,000, or 2.5%, in 2008 as compared to 2007. Non-interest expense in total declined by $201,000, or 1.6%, in 2008 as compared to 2007, primarily due to the effects of staffing changes. The effective federal income tax rate dropped to 26.4% in 2008 from 27.9% in 2007, primarily as a result of a higher level of tax-free income.

For the fourth quarter in 2008 in comparison to the same period in 2007, net interest income was 4.7% higher, non-interest income, excluding securities impairment charges, was 2.7% lower and non-interest expense was 5.0% lower.

Annualized return on average equity for the year and for the fourth quarter in 2008 was 11.76% and 12.14%, respectively, comparing favorably to the prior year’s ratios for the same periods of 11.41% and 11.84%, respectively. For the years ended December 31, 2008 and 2007, annualized return on average assets was 1.34% and 1.28%, respectively.

Mr. Evanitsky also announced that, on January 20, 2009, Juniata Valley’s Board of Directors declared a cash dividend of $.19 per share for the quarter, payable on March 2, 2009 to shareholders of record on February 16, 2009.

The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation, the current disruptions in the financial and credit markets, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.